Exhibit 99.1

Allied Nevada Gold Corp. 9790 Gateway Drive Suite 200 Reno, NV 89521 USA	NEWS RELEASE

Allied Nevada Achieves Net Income of $13.4 Million or $0.15 Per Share in Q3 2012

Q3 2012 Revenue 93% Higher Than Q2 2012

November 5, 2012 | Reno, Nevada—Allied Nevada Gold Corp. (“Allied Nevada”, “we’, “us”, “our” or the “Company”) (TSX: ANV; NYSE MKT:ANV) is pleased to provide financial and operating results for the three and nine months ended September 30, 2012. The results presented in this press release should be read in conjunction with the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, filed on SEDAR and EDGAR and posted on Allied Nevada’s website at www.alliednevada.com. The financial results are based on United States GAAP (with the exception of the non-GAAP financial measure adjusted cash costs11) and are expressed in U.S. dollars.

Q3 2012 Results:

•

We achieved net income of $13.4 million or $0.15 per share in the third quarter of 2012, compared with $14.7 million or $0.16 per share in the third quarter of 2011. Net income in the third quarter of 2012 was impacted by increased interest expense of $7.9 million (compared with $0.1 million in 2011) as a result of the May 2012 issuance of the senior unsecured notes. These costs were partially offset by lower exploration, development and land holding costs.

•

Hycroft produced 30,179 ounces of gold and 188,166 ounces of silver in the third quarter of 2012, before adjustment. During the third quarter of 2012, we sold all of our carbon in inventory. Prior to shipping we resampled the carbon and determined that a slight underestimation in moisture content, magnified by the large amount of inventory, resulted in a reduction to production in the third quarter of 4,697 ounces of gold and 11,272 ounces of silver. The ounces remain in solution and have not been lost. Production was also adversely impacted by the inability to mine the planned number of ore tons due to equipment availability and competition for personnel, as discussed below. We believe the issues that created this shortfall have been resolved and, in fact, the tonnage delivered to the heap in October was 23% above expectation at 4.8 million tons and the waste to ore ratio declined to 0.26:1. We expect to maintain production at or above budgeted levels for the remainder of the year and beyond.

•

Hycroft sold 34,851 gold ounces and 177,844 silver ounces in the third quarter of 2012. Sales in the third quarter were adversely affected by the carbon adjustment and production shortfall discussed above. Additionally, the delay in delivering the planned ore tons to the heap leach pads will reduce our expected sales in the fourth quarter to approximately 60,000 ounces of gold.

•	During the third quarter of 2012, a record number of tons were mined at Hycroft, totaling 19.2 million tons, an increase of approximately 24% from the second quarter of 2012.

•	Gold ounces sold in the third quarter were 96% higher than that sold in the second quarter of 2012.

•

Revenue from sales was $64.8 million, an increase of 31% compared with the same period in 2011 due to increased ounces sold and higher average realized prices. Ounces sold increased as we sold all of the accumulated unprocessed carbon during the third quarter of 2012 which contained 14,403 ounces of gold and 34,321 ounces of silver.

[1]

Allied Nevada uses a non-GAAP financial measure “adjusted cash costs” in this document. Please see the section at the end of this press release and in the 2012 third quarter Form 10-Q titled “Non-GAAP Financial Measures” for further information.

•	Revenue increased 93% in the third quarter of 2012 when compared to the second quarter of 2012.

•

Adjusted cash costs[1] were $690 per ounce in the third quarter of 2012. Cost of sales was higher than anticipated resulting primarily from the impact of shipping and processing costs associated with higher carbon sales ($97/ounce) and higher expensed stripping costs and fewer ounces placed on the heap leach pads ($85/ounce). The carbon strip plant is now fully operational as of the end of October. The operation of this plant will allow the silver credit to return to expected levels and processing costs associated with the carbon to decline substantially. In preparation for the expansion, a much higher proportion of waste was mined. This trend has reversed as seen in the month of September where the strip ratio declined to 0.67:1 from 0.81:1 in August. Going forward, we expect to mine at or near the life of mine strip ratio of 1.26:1. However, for the remainder of 2012, the strip ratio is expected to be below 1:1.

•

Hycroft operations showed a dramatic improvement in October. In October, we mined 4.8 million tons of ore containing approximately 30,000 recoverable ounces of gold. The mining rate has increased above design levels. The operation has all of the personnel and equipment in place to continue to achieve or exceed planned mining rates going forward.

•	Cash and cash equivalents at September 30, 2012 was $502.8 million.

Challenges and Remediation:

•

Operational production ramp up at Hycroft has been increasing steadily, though the rate of increase in the third quarter did not meet our expectations primarily due to fewer ore tons being placed on the pad, reclassification of oxide/transitional ore in the model and a carbon adjustment. Management believes that these are short-term issues and that they have been resolved. An explanation of these challenges and their resolutions is as follows:

•

Ore reserve model reclassification. To date, based on blast hole assays we are seeing 3% more gold and approximately 20% more silver than the model predicted. However, in one of the areas mined in the third quarter of 2012, assay results from blast holes indicated a 15% reallocation of heap leach ore to mill ore. We made the decision to mine and stockpile this mill ore for later processing. We moved two exploration drills back into this area of the mine to increase drill density and ensure any further mill ore can be identified and left in place to be mined in the future. This drilling should be completed in November of 2012.

•

Reduced ore tonnage being mined and placed on the leach pads. Availability of equipment and personnel have been a challenge this year. Delays in delivery of equipment and the unexpected competition for staff resulting from the reactivation of a mine in the area. All of our equipment is now on-site and operational. Personnel challenges have eased significantly. We have aggressive recruiting and training programs in place and have successfully filled the vacant positions. Equipment deliveries have improved dramatically over the last few months. We have accelerated the delivery schedule for future major pieces of mobile equipment including haul trucks, production drills and electric shovels.

•

Carbon ounce adjustment. In early 2012, we were informed by the offsite carbon processing facility that they were no longer able to process our carbon. We made a decision to continue to operate the carbon columns and stockpile carbon with the intention of aggressively pursuing another offsite sales agreement while intending to construct our own plant. In September 2012, we were able to sell all of our carbon inventory. In the process of stockpiling the carbon, it was routinely sampled and reported as production. Prior to shipping the carbon, we resampled and determined that a slight underestimation in moisture content, magnified by the large amount of inventory, resulted in a reduction to production in the third quarter of 4,697 ounces of gold and 11,272 ounces of silver. The ounces remain in solution and have not been lost.

•

The carbon strip plant is now fully operational. The processing capacity of the carbon strip circuit is in excess of production and is expected to meet our future carbon processing needs. Operation of this plant is expected to dramatically reduce operating costs associated with processing the carbon, eliminate inventory build-up and return the silver to gold ounce sales ratio to historic levels.

[1]

Allied Nevada uses a non-GAAP financial measure “adjusted cash costs” in this document. Please see the section at the end of this press release and in the 2012 third quarter Form 10-Q titled “Non-GAAP Financial Measures” for further information.

2012 Q3 Financial & Operating Results | 2

Highlights

•	On October 31, 2012, we increased our revolving credit facility from $30 million to $120 million and extended the maturity from May 2014 to April 2016.

•	As of September 30, 2012, Allied Nevada had spent or committed $550.2 million, which is in-line with the feasibility estimate and represents approximately 44% of the total capital estimate.

•

We have partnered with a leading power and automation technology group to provide the electrical systems and motors for the expansion. Using these high-energy efficient synchronous motors results in a projected capital savings of approximately $20 million, as compared to the feasibility estimate.

•

The foundation for both the reclaim tunnels was poured and wall embeds were set on reclaim tunnel #2. Management continues to expect the gyratory crusher will be operational in the second half of 2013.

•

The mill excavation began during the third quarter of 2012 and is scheduled to be completed in the first quarter of 2013. Construction of the mill foundation is expected to begin in the second quarter of 2013.

•

Construction on the North leach pad, which includes additional process ponds and an additional Merrill-Crowe processing plant began in the third quarter of 2013. Management expects these facilities will be operational in the second half of 2013.

•	The expansion Owners Team is now fully staffed and the overall construction workforce consists of approximately 200 people.

Hycroft Operations Update

Key operating statistics for the Hycroft Mine for the three and nine months ended September 30, 2012, compared with the same periods in 2011, were as follows:

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Total material mined (thousands of tons)	19,220	8,231	46,237	23,906

Ore grade—gold (oz/ton)	0.011	0.012	0.013	0.013
Ore grade—silver (oz/ton)	0.198	0.256	0.309	0.293

Ounces produced—gold	25,482	26,339	91,317	69,840
Ounces produced—silver	176,894	121,264	559,968	276,236

Ounces sold—gold	34,851	26,971	72,960	68,605
Ounces sold—silver	177,844	112,856	480,886	257,514

Average realized price—gold ($/oz)	$1,703	$1,683	$1,683	$1,543
Average realized price—silver ($/oz)	$31	$38	$31	$36

Average spot price—gold ($/oz)	$1,652	$1,702	$1,652	$1,534
Average spot price—silver ($/oz)	$30	$39	$31	$36

Total adjusted cash costs[1] (thousands)	$24,041	$12,881	$44,202	$33,309
Adjusted cash costs per ounce[1]	$690	$478	$606	$486

[1]

Allied Nevada uses a non-GAAP financial measure “adjusted cash costs” in this document. Please see the section at the end of this press release and in the 2012 third quarter Form 10-Q titled “Non-GAAP Financial Measures” for further information regarding these measures.

2012 Q3 Financial & Operating Results | 3

During the third quarter of 2012, a record number of tons were mined at Hycroft, totaling 19.2 million tons, an increase of approximately 24% from the second quarter of 2012 due to the utilization of the larger mining equipment. Third quarter 2012 mining was composed of 7.8 million ore tons, 0.7 million of which was stockpiled, 5.6 million waste tons, and 5.8 million capital project and pre-strip tons. The first production ore tons from the Bay pit were also mined in the third quarter, which marks the third producing pit at Hycroft. Although a record number of tons were mined in the third quarter of 2012, substantial capital mining activities for the crusher, mill, and Bay pre-strip reduced production mining capacity. The excavation for the gyratory crusher was completed in August 2012 and management anticipates being able to focus primarily on production mining activities using the larger equipment fleet during the remainder of 2012. During October 2012, the Company mined 4.8 million ore tons exceeding the previous monthly high of 3.8 million ore tons mined in September 2012. Mining equipment in operation at Hycroft during the third quarter of 2012 consisted of three Hitachi EX5500 shovels, sixteen Komatsu 320-ton trucks, and six Komatsu 200-ton trucks. The Company also received two CAT 795 345-ton trucks during the third quarter that are being built and expected to be operational in the fourth quarter.

During the three and nine months ended September 30, 2012, gold ounces sold increased by 29% and 6%, respectively, and silver ounces sold increased by 58% and 87%, respectively, compared to the same periods of 2011. During the third quarter, the Company sold a significant portion of the accumulated unprocessed carbon containing 14,403 ounces of gold and 34,321 ounces of silver. We incurred $2.3 million of shipping and processing costs solely related to the carbon sales, which increased our third quarter and first nine months of 2012 adjusted cash costs1 per ounce by approximately $66 and $32, respectively. The silver ounces to gold ounces ratio for the unprocessed carbon sold was approximately 2.4:1, which is significantly lower than the current year to date ratio of 7.2:1 for metal sold that was processed using the Merrill-Crowe plant, thereby increasing the third quarter and first nine months of 2012 adjusted cash costs1 per ounce by approximately $61 and $29 per ounce, respectively, when using the three-month average realized prices for silver sold in 2012. Going forward, we expect that the loaded carbon will be processed much more efficiently using the recently installed carbon strip circuit, which was put into operation in October 2012.

Hycroft produced 30,179 ounces of gold during the three months ended September 30, 2012, before adjustment. During the third quarter of 2012, the Company completed a metallurgical balancing study for the in-process carbon that was sold, which resulted in a negative adjustment of 4,697 gold ounces to current period production and is reflected in the 25,482 gold ounces produced amounts shown in the above operations table. The ore grade of the tons mined during the three and nine months ended September 30, 2012, was 0.011 and 0.013, respectively, which was in-line with expectations as the Company continues to progress through lower grade ore phases outlined in the mine plan. Solution stacking continued during the third quarter of 2012 to increase the solution grade while maximizing the efficiency of the Merrill-Crowe plant’s processing capacity. During the remainder of 2012, the Company’s production mining focus and previous solution stacking efforts are expected to result in increased gold and silver production.

Adjusted cash costs1 were $690 per ounce in the third quarter of 2012. These costs were significantly higher than prior quarters due to the high selling costs and lower silver to gold ratio of the unprocessed carbon, as detailed above. Additionally, we placed fewer ore tons on the heap leach pads during the quarter than we anticipated due to the gyratory pit ore being lower than forecast, a longer pre-strip of Bay and the stockpiling of mill ore.

Hycroft Expansion Projects

Ongoing expansion projects at Hycroft include 1) increasing the mining rate through larger capacity haul trucks, shovels, and production drills, 2) expanding leach pad operations through increased pad size, additional solution processing capacity, and the addition of a gyratory crusher to enhance the exposure of ore to the leach process, 3) constructing a mill to process transitional and sulfide mineralization, and 4) upgrading infrastructure items to handle the milling demands, including power transmission and distribution and the construction of a railroad spur.

[1]

Allied Nevada uses a non-GAAP financial measure “adjusted cash costs” in this document. Please see the section at the end of this press release and in the 2012 third quarter Form 10-Q titled “Non-GAAP Financial Measures” for further information.

2012 Q3 Financial & Operating Results | 4

Construction, engineering and design, and equipment deliveries remain on time and as budgeted. We strengthened the project team, which is fully integrated with the Fluor engineering team and will manage the contractors being used throughout the project. Construction of the gyratory crusher continued following the August 2012 completion of the excavation mining. The foundation for both the reclaim tunnels was poured and wall embeds were set on reclaim tunnel #2. Management continues to expect the gyratory crusher will be operational in the second half of 2013. The mill excavation began during the third quarter of 2012, along with construction on the North leach pad, which includes additional process ponds and an additional Merrill-Crowe processing plant. The carbon strip circuit was installed in October and is fully operational. The processing capacity of the carbon strip circuit is in excess of production and is expected to meet our future carbon processing needs. In the remainder of 2012, the Company expects to also begin work on the South leach pad, the Merrill-Crowe expansion, and utility projects.

The capital cost estimate for the expansion project is expected to be $1.24 billion. As of September 30, 2012, Allied Nevada had spent or committed $550.2 million, which is in-line with the feasibility estimate and represents approximately 44% of the total capital estimate. Of the $500.2 million, the Company had purchase obligations totaling $363.3 million, a portion of which is expected to be financed through capital leases. The Company estimates that 2012 capital expenditures at Hycroft will total approximately $221.4 million, of which $89.3 million had been made as of September 30, 2012.

Exploration Activities

Drilling activities at Hycroft in the third quarter of 2012 totaled 39,770 feet in 72 holes and were directed towards facility condemnation, in-pit resource conversion, and obtaining additional material for ongoing metallurgical testing. The infill drilling program for 2012 has been completed and a resource update is expected in the first quarter of 2013.

Drilling at our advanced exploration properties ramped up during the third quarter of 2012. At the Hasbrouck and Three Hills properties, third quarter 2012 drilling totaled approximately 18,700 feet in 37 holes and was directed towards growing the mineralized material bases and further defining high grade zones. A total of 26,000 feet in 36 holes was drilled at Wildcat during the third quarter of 2012 as the initial first pass program commenced. We plan to update resource block models for each property in the fourth quarter of 2012.

The Company plans to complete the 2012 exploration programs and provide an updated resource for each of Hasbrouck/Three Hills and Wildcat in the first quarter of 2013.

Outlook

The Company mined a record number of tons in the third quarter of 2012. The excavation for the gyratory crusher was completed in August 2012 and mining will focus on ore tons being delivered to the heap leach pads for the remainder of 2012. During the fourth quarter, we expect a decrease in the stripping ratio and increases in both the ore grade and ore tonnage placed on the pad. Additionally, increased ore placed on the leach pads over the last six months along with the larger area under leach expect to continue to benefit production during the fourth quarter and beyond. The Company expects production for 2012 to be approximately 150,000 ounces of gold and sales for 2012 of approximately 130,000 ounces of gold.

The expected improvements in production are anticipated to result in lower per ounce production costs during the fourth quarter of 2012 and beyond. The effects of the abnormally high expensed stripping during the year will continue to impact costs in the fourth quarter of 2012, resulting in adjusted cash costs1 of approximately $585 per ounce in the fourth quarter, for full year adjusted cash costs1 of just below $600 per ounce. We expect to work through the abnormally high stripping costs by the end of the year.

[1]

Allied Nevada uses a non-GAAP financial measure “adjusted cash costs” in this document. Please see the section at the end of this press release and in the 2012 third quarter Form 10-Q titled “Non-GAAP Financial Measures” for further information.

2012 Q3 Financial & Operating Results | 5

Conference Call Information

Allied Nevada will host a conference call to discuss third quarter results on November 5, 2012, at 8:00 am PT (11:00 am ET) followed by a question and answer session.

To access the call, please dial:

Canada & US toll-free—1-800-814-4860

Outside of Canada & US—1-416-644-3416

Replay (available until November 19, 2012):

Access code: 4573036#

Canada & US toll-free—1-877-289-8525

Outside of Canada & US—1-416-640-1917

An audio recording of the call will be archived on our website at www.alliednevada.com.

For further information on Allied Nevada, please contact:

Scott Caldwell	Tracey Thom
President & CEO	Vice President, Investor Relations
(775) 358-4455	(775) 789-0119

or visit the Allied Nevada website at www.alliednevada.com.

Cautionary Statement Regarding Forward Looking Information

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933, the U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws) and the Private Securities Litigation Reform Act, that are intended to be covered by the safe harbor created by such sections. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “will,” “would,” “could,” “should,” “seeks,” or “scheduled to,” or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. Such forward-looking statements include, without limitation, statements regarding the results and indications of exploration drilling currently underway at Hycroft; delays in processing gold and silver, the potential for confirming, upgrading and expanding gold and silver mineralized material at Hycroft; reserve and resource estimates and the timing of the release of updated estimates; estimates of gold and silver grades; anticipated costs, project economics, the realization of expansion and construction activities and the timing thereof and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks that Allied Nevada’s exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold and silver; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; and availability and timing of capital for financing the Company’s exploration and development activities, including the uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Allied Nevada’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q (which may be secured from us, either directly or from our website at www.alliednevada.com or at the SEC website www.sec.gov). The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

The technical contents of this news release have been prepared under the supervision of David C. Flint, a Certified Professional Geologist with American Institute of Professional Geologists (A.I.P.G.), #10360, who is Vice President, Exploration for Allied Nevada Gold Corp. and is a Qualified Person as defined by National Instrument 43-101. For further information regarding technical information in relation to the Hycroft property, please see the Technical Report titled “Technical Report, Allied Nevada Gold Corp. Hycroft Mine, Winnemucca, Nevada, USA” dated April 9, 2012, available on www.sedar.com or on the Company’s website. For further information regarding technical information in relation to

2012 Q3 Financial & Operating Results | 6

the Hasbrouck and Three Hills properties, please see the Technical Report titled “Technical Report, Allied Nevada Gold Corp. Hasbrouck Property, Tonopah, Nevada, USA” dated April 11, 2012, available on www.sedar.com. For further information regarding technical information in relation to the Wildcat property, please see the Technical Report titled “Updated Technical Review, Wildcat Project, Pershing County, Nevada” dated August 14, 2006, available on www.sedar.com.

Non-GAAP Financial Measures

Adjusted cash costs is a non-GAAP financial measure, calculated on a per ounce of gold sold basis, and includes all direct and indirect operating cash costs related to the physical activities of producing gold, including mining, processing, third party refining expenses, on-site administrative and support costs, royalties, and mining production taxes, net of by-product revenue earned from silver sales. Adjusted cash costs provides management and investors with a further measure, in addition to conventional measures prepared in accordance with GAAP, to assess the Company’s performance of the mining operations and ability to generate cash flows over multiple periods. Non-GAAP financial measures do not have any standardized meaning prescribed by GAAP and, therefore, may not be comparable to similar measures presented by other companies. Accordingly, the above measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

The table below presents a reconciliation between non-GAAP adjusted cash costs to cost of sales (GAAP) for the three and nine months ended September 30, 2012 and 2011 (in thousands, except ounces sold):

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Total cost of sales (000s)	$33,291	$19,312	$66,969	$47,936
Less:
Depreciation and amortization (000s)	(3,758)	(2,185)	(7,859)	(5,301)
Silver revenues (000s)	(5,492)	(4,246)	(14,908)	(9,326)

Total adjusted cash costs (000s)	$24,041	$12,881	$44,202	$33,309
Gold ounces sold	34,851	26,971	72,960	68,605
Adjusted cash cost per ounce	$690	$478	$606	$486

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ALLIED NEVADA GOLD CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(US dollars in thousands, except shares)

	(Unaudited) September 30, 2012	December 31, 2011
Assets:
Cash and cash equivalents	$502,802	$275,002
Accounts receivable	22,644	—
Inventories	52,525	28,305
Ore on leach pads, current	77,606	64,230
Prepaids and other	11,602	6,687
Deferred tax asset, current	1,713	1,795

Current assets	668,892	376,019
Restricted cash	31,268	18,798
Stockpiles and ore on leach pads, non-current	29,248	11,320
Other assets, non-current	24,425	2,196
Plant, equipment and mine development, net	379,496	190,694
Mineral properties, net	44,553	44,706
Deferred tax asset, non-current	3,739	13,473

Total assets	$1,181,621	$657,206

Liabilities:
Accounts payable	$42,454	$26,314
Interest payable	11,821	—
Other liabilities, current	4,647	3,166
Debt, current	22,807	10,306
Asset retirement obligation, current	339	339

Current liabilities	82,068	40,125
Other liabilities, non-current	5,240	9,327
Debt, non-current	482,892	34,245
Asset retirement obligation, non-current	8,403	8,387

Total liabilities	578,603	92,084

Commitments and Contingencies

Shareholders’ Equity:
Common stock, $0.001 par value 200,000,000 shares authorized, shares issued and outstanding: 89,678,752 at September 30, 2012 and 89,646,988 at December 31, 2011	90	90
Additional paid-in-capital	600,783	589,012
Accumulated other comprehensive loss	(5,487)	—
Retained earnings (accumulated deficit)	7,632	(23,980)

Total shareholders’ equity	603,018	565,122

Total liabilities and shareholders’ equity	$1,181,621	$657,206

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ALLIED NEVADA GOLD CORP.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (Unaudited)

(US dollars in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Revenue	$64,829	$49,644	$137,720	$115,150
Operating expenses:
Production costs	29,533	17,127	59,110	42,635
Depreciation and amortization	3,758	2,185	7,859	5,301

Total cost of sales	33,291	19,312	66,969	47,936

Exploration, development, and land holding costs	2,966	6,775	5,189	25,567
Accretion	139	114	424	337
Corporate general and administrative	2,573	3,836	11,676	16,168

Income from operations	25,860	19,607	53,462	25,142

Interest income	334	136	660	265
Interest expense	(7,922)	(72)	(11,845)	(376)
Other income (expense), net	(418)	1,115	(127)	1,161

Income before income taxes	17,854	20,786	42,150	26,192

Income tax expense	(4,452)	(6,114)	(10,538)	(7,703)

Net income	13,402	14,672	31,612	18,489

Other comprehensive loss, net of tax
Change in fair value of cash flow hedge instruments net of taxes	7,382	—	(1,431)	—
Amount reclassified to income, net of taxes	(9,178)	—	(4,056)	—

Other comprehensive loss	(1,796)	—	(5,487)	—

Comprehensive income	$11,606	$14,672	$26,125	$18,489

Income per share:
Basic	$0.15	$0.16	$0.35	$0.21
Diluted	$0.15	$0.16	$0.35	$0.20

2012 Q3 Financial & Operating Results | 9

ALLIED NEVADA GOLD CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(US dollars in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Cash flows from operating activities:

Net income	$13,402	$14,672	$31,612	$18,489

Adjustments to reconcile net income for the period to net cash provided by operating activities:
Depreciation and amortization	3,758	2,185	7,859	5,301
Accretion	139	114	424	337
Stock-based compensation	743	1,119	3,567	6,294
Gain on sale of mineral properties	—	(1,097)	—	(1,097)
Deferred taxes	16,716	3,702	13,567	4,663
Other non-cash items	230	(22)	119	(10)

Change in operating assets and liabilities:
Accounts receivable	(22,644)	—	(22,644)	—
Inventories	5,662	(2,764)	(21,153)	(6,177)
Stockpiles and ore on leach pads	(12,761)	(2,520)	(25,787)	(15,508)
Prepaids and other	(6,547)	(1,217)	(2,940)	1,094
Accounts payable	3,975	(1,516)	6,381	3,734
Interest payable	8,422	—	11,821	—
Asset retirement obligation	(71)	(90)	(408)	(251)
Other liabilities	2,757	2,884	1,449	3,108

Net cash provided by operating activities	13,781	15,450	3,867	19,977

Cash flows from investing activities:
Additions to plant, equipment and mine development	(64,943)	(22,106)	(123,087)	(53,181)
Additions to mineral properties	—	(13)	(100)	(113)
Deposits for plant and equipment	(2,363)	—	(16,680)	—
Increase in restricted cash	(9,363)	357	(12,470)	(3,565)
Proceeds from other investing activities	—	10	38	110

Net cash used in investing activities	(76,669)	(21,752)	(152,299)	(56,749)

Cash flows from financing activities:
Proceeds on issuance of common stock	322	183	464	794
Proceeds from debt issuance	—	—	400,400	—
Payments of debt issuance costs	(97)	—	(13,269)	(476)
Repayments of principal on capital lease agreements	(4,680)	(1,422)	(10,567)	(3,668)
Excess tax expense from stock-based awards	(6,882)	—	(796)	—
Proceeds from other financing activities	—	—	—	15

Net cash provided by (used in) financing activities	(11,337)	(1,239)	376,232	(3,335)

Net increase (decrease) in cash and cash equivalents	(74,225)	(7,541)	227,800	(40,107)

Cash and cash equivalents, beginning of period	577,027	305,263	275,002	337,829

Cash and cash equivalents, end of period	$502,802	$297,722	$502,802	$297,722

Supplemental cash flow disclosures:
Cash paid for interest	$1,173	$392	$2,676	$995
Cash paid for taxes	—	—	3,950	—
Non-cash financing and investing activities:
Mining equipment acquired by capital lease	26,402	3,595	55,028	15,931
Construction in process additions through accounts payable increase	19,836	9,387	19,836	9,387
Additional paid in capital increase from award modification and settlement of outstanding DPU liability	7,286	—	7,286	—
Accounts payable reduction through capital lease	$—	$—	$10,047	$—

2012 Q3 Financial & Operating Results | 10